FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Executive Officer                                                                                  904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2024

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; May 8, 2024 –

First Quarter Highlights and Recent Developments

•	130% increase in Net Income ($1.3 million vs $565,000)
•	22% increase in pro-rata NOI ($8.53 million vs $6.99 million)
•	92% increase in the Multifamily segment’s NOI
•	36% increase in Industrial and Commercial revenue and 47% increase in that segment’s NOI

Executive Summary and Analysis

This quarter represented another meaningful step in the growth of this Company. The brisk pace at which we grew pro-rata NOI in 2023 continued into the first quarter of this year as we saw a 22% increase over the same period last year. The primary driver for this increase was our Multifamily Segment, due in part to the stabilization of .408 Jackson and Bryant Street. The addition of these two assets to this business segment, as well as the improved performance of Dock 79 and Maren drove the segment’s 92% increase in pro-rata NOI over the same period last year.

As we have communicated on a number of occasions recently, we have shifted our development focus primarily towards industrial projects. The returns are currently better than most multifamily projects, and are less capital intensive and less reliant on debt. Industrial development has always been our core competency and we are excited to flex that muscle in markets both familiar and new.

The Company is in predevelopment work to get shovel ready on two projects in Maryland: the first is on 170 acres of land in Cecil County, MD that can accommodate 900,000 square feet of industrial development; and the second is on 54 acres of land in Aberdeen, MD capable of supporting up to 650,000 square feet of industrial product. We expect both projects to be ready to go vertical in the next eighteen months. We are also underway on the construction of a $30 million, 259,200 square-foot spec warehouse project at our Chelsea site in Aberdeen, MD, which we plan to deliver in the third quarter of 2024.

Finally, this quarter, we entered into two separate joint venture agreements to develop industrial product in Florida. These projects represent our first industrial developments outside of the Mid-Atlantic. In entering Broward County and the I-4 corridor in Lakeland, we are expanding into two of the best growth markets in the United States. Our share of the industrial projects we have in development represents $191 million in capex, a portion which will be financed with debt. $27 million of that has been spent already,

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but we anticipate putting the remainder to use in the next two to three years if market conditions are right. We have underwritten these projects with a 6-7% NOI yield on cost.

First Quarter Consolidated Results of Operations

Net income for the first quarter of 2024 was $1,301,000 or $.07 per share versus $565,000 or $.03 per share in the same period last year. These earnings per share are adjusted to reflect the 2 for 1 stock split that was effective April 12, 2024. The first quarter of 2024 was impacted by the following items:

  Operating profit increased slightly as favorable results in Multifamily and Industrial and Commercial were offset by lower Mining royalties and higher Development Segment losses.
  Interest expense decreased $95,000 compared to the same quarter last year due to $127,000 more capitalized interest and increased costs related to our credit agreement. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
  Interest income increased $401,000 due to an increase in interest earned on cash equivalents ($552,000), increased income from our lending ventures ($449,000), partially offset by decreased preferred interest ($600,000).
  Equity in loss of Joint Ventures decreased $606,000 primarily due to lease-up of The Verge.

First Quarter Segment Operating Results

Multifamily Segment:

Our Multifamily Segment consists of two consolidated joint ventures (Dock 79 and The Maren) and three unconsolidated joint ventures (Bryant Street, Riverside, and .408 Jackson). Riverside achieved stabilization in 2022 while the other two moved from our Development Segment to this segment upon stabilization as of the beginning of 2024.

Total revenues for our two consolidated joint ventures were $5,414,000, an increase of $138,000 versus $5,276,000 in the same period last year. Total operating profit in this segment was $1,212,000, an increase of $408,000, or 51% versus $804,000 in the same period last year.

For our three unconsolidated joint ventures pro-rata revenues were $3,713,000, an increase of $1,007,000 or 37% compared to $2,706,000 the same period last year. Pro-rata operating profit was $409,000, an increase of $199,000 or 95% versus $210,000 in the same period last year. For the purposes of these comparisons, results from the Development Segment for the three joint ventures stabilized at the beginning of 2024 are included in the same quarter last year.

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Apartment Building	Units	Pro-rata NOI Q1 2024	% Occupied 3/31/24	Avg. Occupancy Q1 2024	Avg. Occupancy CY 2023	Renewal Success Rate Q1 2024	Renewal % increase Q1 2024

Dock 79 Anacostia DC	305	$946,000	94.8%	94.8%	94.4%	71.1%	2.6%
Maren Anacostia DC	264	924,000	95.1%	93.8%	95.6%	50.0%	2.5%
Bryant Street DC	487	1,496,000	92.8%	93.0%	93.0%	56.5%	5.7%
Riverside Greenville	200	224,000	94.0%	93.7%	94.5%	65.7%	1.6%
.408 Jackson Greenville	227	293,000	94.7%	93.0%	59.9%	36.4%	3.5%
Multifamily Segment	1,483	$3,883,000	94.1%	93.5%	87.7%

The combined consolidated and unconsolidated pro-rata net operating income this quarter for this segment was $3,883,000, up $1,861,000 or 92% compared to $2,022,000 in the same quarter last year. During the same quarter last year, Bryant Street and .408 Jackson were in the Development segment and contributed $869,000 of pro-rata NOI.

Industrial and Commercial Segment:

Total revenues in this segment were $1,453,000, up $383,000 or 36%, over the same period last year. Operating profit was $562,000, up $267,000 or 91% from $295,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (which had only $11,000 of revenue in the same period last year) and the addition of 1941 62nd Street to this segment in March 2023. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. We were 95.6% leased and occupied during the entire quarter. Net operating income in this segment was $1,159,000, up $372,000 or 47% compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,963,000, a decrease of $319,000 or 9.7% versus $3,282,000 in the same period last year. Royalty tons were down 14%. Total operating profit in this segment was $2,446,000, a decrease of $344,000 versus $2,790,000 in the same period last year. Net Operating Income this quarter for this segment was $2,760,000, down $388,000 or 12% compared to the same quarter last year. Among the reasons for this decrease is a shift in production off our land in Manassas and a decrease in production at our Ft. Myers quarry because of weather-related delays and slowdowns. There was also a large beach restoration project completed early last year from our Keuka location. This individual project accounted for over 82,000 tons in sales in the first quarter of last year and there was no need to repeat it this year. The primary reason for the decrease, however, is the deduction of royalties to resolve an $842,000 overpayment, as referenced in our 10-Q from the quarter ended June 30, 2023. Through a temporary amendment to our mining lease, the tenant deducted $289,000 in royalties otherwise due the

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Company this quarter. The outstanding balance on this overpayment is $335,000. Excluding that adjustment, royalties per ton increased 13%.

Development Segment:

With respect to ongoing Development Segment projects:

•	We entered into two new joint venture agreements this quarter with BBX Logistics. The first joint venture is a 200,000 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a 160,000 square-foot warehouse redevelopment project in Broward County, FL.
•	Last summer we broke ground on a new speculative warehouse project in Aberdeen, MD on Chelsea Road. Vertical construction is underway. This Class A, 259,200 square foot building is due to be complete in the 4th quarter of 2024.
•	Lease-up is nearing completion at The Verge. At quarter end, the building was 94.2% leased and 91.6% occupied. Retail at this location is 45.2% leased. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•	We are the principal capital source for a residential development venture in Harford County, MD known as Aberdeen Overlook. The project includes 110 acres and 344 residential building lots. We have committed $31.1 million to the project with $23.1 million currently drawn. A national homebuilder is under contract to purchase all 222 townhomes and 122 single family dwelling lots. As of quarter-end 23 lots had been sold and $5.8 million of preferred interest and principal has been returned to the company.

Subsequent Event - Appointment of Officers

Subsequent to the end of the quarter, on May 8, 2024 the Board of Directors appointed John D. Baker III as Chief Executive Officer, David deVilliers III as Chief Operating Officer, and Matt McNulty as Chief Financial Officer and Treasurer. Mr. Baker III had previously served as the CFO and Treasurer of the Company and Mr. deVilliers III had served as its Executive Vice President. Prior to the spinoff of Patriot Transportation Holding, Inc. from FRP Holdings, Inc., Mr. McNulty had previously worked for the combined companies as its Director of Southern Lands. Post spinoff, Mr. McNulty was the CFO and COO of Patriot Transportation.

John D. Baker II will remain the Company’s Chairman of the Board of Directors. David deVilliers, Jr. will remain the Company’s President and Vice Chairman of the Board of Directors.

Conference Call

The Company will host a conference call on Thursday, May 9, 2024 at 10:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-877-876-9177 (passcode 62742) within the United States. International callers may dial 1-785-424-1672 (passcode 62742). Audio replay will be available until May 23, 2024 by dialing 1-888-567-0057 within the United States. International callers may dial 1-402-220-6960. No passcode needed. An audio replay will also be

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available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2024	2023
Revenues:
Lease revenue	$7,170	6,832
Mining royalty and rents	2,963	3,282
Total revenues	10,133	10,114

Cost of operations:
Depreciation, depletion and amortization	2,535	2,780
Operating expenses	1,867	1,740
Property taxes	807	947
General and administrative	2,042	1,793
Total cost of operations	7,251	7,260

Total operating profit	2,882	2,854

Net investment income	2,783	2,382
Interest expense	(911)	(1,006)
Equity in loss of joint ventures	(3,019)	(3,625)
Gain on sale of real estate	—	10

Income before income taxes	1,735	615
Provision for income taxes	400	209

Net income	1,335	406
Income (loss) attributable to noncontrolling interest	34	(159)
Net income attributable to the Company	$1,301	565

Earnings per common share (1):
Net income attributable to the Company-
Basic	$0.07	0.03
Diluted	$0.07	0.03

Number of shares (in thousands) used in computing (1):
-basic earnings per common share	18,859	18,832
-diluted earnings per common share	18,944	18,912
(1) adjusted for the 2 for 1 stock split that occurred in April 2024

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	March 31	December 31
Assets:	2024	2023
Real estate investments at cost:
Land	$141,602	141,602
Buildings and improvements	282,780	282,631
Projects under construction	16,730	10,845
Total investments in properties	441,112	435,078
Less accumulated depreciation and depletion	70,241	67,758
Net investments in properties	370,871	367,320

Real estate held for investment, at cost	10,832	10,662
Investments in joint ventures	164,271	166,066
Net real estate investments	545,974	544,048

Cash and cash equivalents	152,484	157,555
Cash held in escrow	655	860
Accounts receivable, net	1,397	1,046
Federal and state income taxes receivable	—	337
Unrealized rents	1,770	1,640
Deferred costs	2,798	3,091
Other assets	595	589
Total assets	$705,673	709,166

Liabilities:
Secured notes payable	$178,742	178,705
Accounts payable and accrued liabilities	3,829	8,333
Other liabilities	1,487	1,487
Federal and state income taxes payable	60	—
Deferred revenue	920	925
Deferred income taxes	69,456	69,456
Deferred compensation	1,423	1,409
Tenant security deposits	885	875
Total liabilities	256,802	261,190

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,000,600 and 18,968,448 shares issued and outstanding, respectively	1,900	1,897
Capital in excess of par value	67,023	66,706
Retained earnings	347,183	345,882
Accumulated other comprehensive income, net	27	35
Total shareholders’ equity	416,133	414,520
Noncontrolling interest	32,738	33,456
Total equity	448,871	447,976
Total liabilities and equity	$705,673	709,166

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Multifamily Segment (Consolidated):

	Three months ended March 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,414	100.0%	5,276	100.0%	138	2.6%

Depreciation, depletion and amortization	1,981	36.6%	2,264	42.9%	(283)	-12.5%
Operating expenses	1,461	27.0%	1,488	28.2%	(27)	-1.8%
Property taxes	524	9.7%	531	10.1%	(7)	-1.3%
General and administrative	236	4.3%	189	3.6%	47	24.9%

Cost of operations	4,202	77.6%	4,472	84.8%	(270)	-6.0%

Operating profit	$1,212	22.4%	804	15.2%	408	50.7%

Multifamily Segment (Pro-rata Unconsolidated):

	Three months ended March 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$3,713	100.0%	2,706	100.0%	1,007	37.2%

Depreciation, depletion and amortization	1,562	42.1%	1,265	46.7%	297	23.5%
Operating expenses	1,281	34.5%	1,056	39.0%	225	21.3%
Property taxes	461	12.4%	175	6.5%	286	163.4%

Cost of operations	3,304	89.0%	2,496	92.2%	808	32.4%

Operating profit	$409	11.0%	210	7.8%	199	94.8%

Industrial and Commercial Segment:

	Three months ended March 31
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$1,453	100.0%	1,070	100.0%	383	35.8%

Depreciation, depletion and amortization	363	25.0%	278	26.0%	85	30.6%
Operating expenses	215	14.8%	141	13.2%	74	52.5%
Property taxes	63	4.3%	60	5.6%	3	5.0%
General and administrative	250	17.2%	296	27.6%	(46)	-15.5%

Cost of operations	891	61.3%	775	72.4%	116	15.0%

Operating profit	$562	38.7%	295	27.6%	267	90.5%

Mining Royalty Lands Segment:

	Three months ended March 31
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$2,963	100.0%	3,282	100.0%	(319)	-9.7%

Depreciation, depletion and amortization	149	5.0%	183	5.6%	(34)	-18.6%
Operating expenses	17	0.6%	17	0.5%	—	—
Property taxes	73	2.4%	69	2.1%	4	5.8%
General and administrative	278	9.4%	223	6.8%	55	24.7%

Cost of operations	517	17.4%	492	15.0%	25	5.1%

Operating profit	$2,446	82.6%	2,790	85.0%	(344)	-12.3%

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Development Segment:

	Three months ended March 31
(dollars in thousands)	2024	2023	Change

Lease revenue	$303	486	(183)

Depreciation, depletion and amortization	42	55	(13)
Operating expenses	174	94	80
Property taxes	147	287	(140)
General and administrative	1,278	1,085	193

Cost of operations	1,641	1,521	120

Operating loss	$(1,338)	(1,035)	(303)

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Pro-rata Net Operating Income Reconciliation
Three months ended 03/31/24 (in thousands)

	Industrial and			Mining	Unallocated	FRP
	Commercial	Development	Multifamily	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net income (loss)	$430	(1,186)	(1,254)	1,862	1,483	1,335
Income tax allocation	132	(364)	(396)	572	456	400
Income (loss) before income taxes	562	(1,550)	(1,650)	2,434	1,939	1,735

Less:
Unrealized rents	16	—	9	113	—	138
Interest income	—	802	—	—	1,981	2,783
Plus:
Professional fees	—	—	12	—	—	12
Equity in loss of joint ventures	—	1,014	1,993	12	—	3,019
Interest expense	—	—	869	—	42	911
Depreciation/amortization	363	42	1,981	149	—	2,535
General and administrative	250	1,278	236	278	—	2,042

Net operating income (loss)	1,159	(18)	3,432	2,760	—	7,333

NOI of noncontrolling interest	—	—	(1,562)	—	—	(1,562)
Pro-rata NOI from unconsolidated joint ventures	—	750	2,013	—	—	2,763

Pro-rata net operating income	$1,159	732	3,883	2,760	—	8,534
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Pro-rata Net Operating Income Reconciliation
Three months ended 03/31/23 (in thousands)

	Industrial and			Mining	Unallocated	FRP
	Commercial	Development	Multifamily	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net income (loss)	$215	(2,608)	(255)	2,034	1,020	406
Income tax allocation	80	(967)	(36)	754	378	209
Income (loss) before income taxes	295	(3,575)	(291)	2,788	1,398	615

Less:
Unrealized rents	82	—	—	48	—	130
Gain on sale of real estate	—	—	—	10	—	10
Interest income	—	972	—	—	1,410	2,382
Plus:
Unrealized rents	—	—	45	—	—	45
Equity in loss of joint ventures	—	3,512	101	12	—	3,625
Interest Expense	—	—	994	—	12	1,006
Depreciation/amortization	278	55	2,264	183	—	2,780
General and administrative	296	1,085	189	223	—	1,793

Net operating income (loss)	787	105	3,302	3,148	—	7,342

NOI of noncontrolling interest	—	—	(1,502)	—	—	(1,502)
Pro-rata NOI from unconsolidated joint ventures	—	926	222	—	—	1,148

Pro-rata net operating income	$787	1,031	2,022	3,148	—	6,988

The following tables detail the Development and Multifamily Segment pro-rata NOI by project:

Development Segment:
	FRP	Bryant	BC FRP	.408	The	Total
Three months ended	Portfolio	Street	Realty, LLC	Jackson	Verge	Pro-rata NOI
3/31/2024	$(18)	—	144	—	606	732
3/31/2023	$104	1,255	80	(22)	(386)	1,031

Multifamily Segment:
	Dock			.408	Bryant	Total
Three months ended	79	The Maren	Riverside	Jackson	Street	Pro-rata NOI
3/31/2024	$946	924	224	293	1,496	3,883
3/31/2023	$887	913	222	—	—	2,022